Exhibit 10.1

SALARY CONTINUATION AGREEMENT

This Salary Continuation Agreement (the “Agreement”), by and between Wayne Bank, located in Honesdale, Pennsylvania (the “Employer”), and John F. Carmody (the “Executive”), adopted this 1st day of March, 2021, formalizes the agreements and understanding between the Employer and the Executive.

WITNESSETH:

WHEREAS, the Executive is employed by the Employer;

WHEREAS, the Employer recognizes the valuable services the Executive has performed for the Employer and wishes to encourage the Executive’s continued employment and to provide the Executive with additional incentive to achieve corporate objectives;

WHEREAS, the Employer wishes to provide the terms and conditions upon which the Employer shall pay additional retirement benefits to the Executive;

WHEREAS, the Employer and the Executive intend this Agreement shall at all times be administered and interpreted in compliance with Code Section 409A; and

WHEREAS, the Employer intends this Agreement shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation arrangement, maintained primarily to provide supplemental retirement benefits for the Executive, a member of select group of management or highly compensated employee of the Employer.

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Employer and the Executive agree as follows:

ARTICLE 1

DEFINITIONS

For the purpose of this Agreement, the following phrases or terms shall have the indicated meanings:

1.1 “Accrued Benefit” means the dollar value of the liability that should be accrued by the Employer, under Generally Accepted Accounting Principles, for the Employer’s obligation to the Executive under this Agreement, calculated by applying Accounting Standards Codification 710-10 and the Discount Rate.

1.2 “Administrator” means the Board or its designee.

1.3 “Affiliate” means any business entity with whom the Employer would be considered a single employer under Section 414(b) and 414(c) of the Code. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.

1.4 “Beneficiary” means the person or persons designated in writing by the Executive to receive benefits hereunder in the event of the Executive’s death.

1.5 “Board” means the Board of Directors of the Employer.

1.6 “Cause” means any of the following acts or circumstances: gross negligence or gross neglect of duties to the Employer; conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Employer; or fraud, disloyalty, dishonesty or willful violation of any law or significant Employer policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Employer.

1.7 “Change in Control” means a change in the ownership or effective control of the Employer, or in the ownership of a substantial portion of the assets of the Employer, as such change is defined in Code Section 409A and regulations thereunder.

1.8 “Claimant” means a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.

1.9 “Code” means the Internal Revenue Code of 1986, as amended.

1.10 “Disability” means a condition of the Executive whereby the Executive either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer. The Administrator will determine whether the Executive has incurred a Disability based on its own good faith determination and may require the Executive to submit to reasonable physical and mental examinations for this purpose. The Executive will also be deemed to have incurred a Disability if determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the initial sentence of this Section.

1.11 “Discount Rate” means the rate used by the Administrator for determining the Accrued Benefit. The initial Discount Rate is three per cent (3.0%). The Administrator may adjust the Discount Rate to maintain the rate within reasonable standards according to Generally Accepted Accounting Principles and applicable bank regulatory guidance.

1.12 “Early Termination” means Separation from Service before Normal Retirement Age except when such Separation from Service occurs following a Change in Control or due to termination for Cause.

1.13 “Effective Date” means March 1, 2021.

1.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.15 “Normal Retirement Age” means the date the Executive attains age sixty-five (65).

1.16 “Plan Year” means each twelve (12) month period commencing on October 1 and ending on September 30 of each year. The initial Plan Year shall commence on the Effective Date and end on the following September 30.

1.17 “Schedule A” means the schedule attached hereto and made a part hereof. Schedule A shall be updated upon a change to any of the benefits described in Article 2 hereof.

1.18 “Separation from Service” means a termination of the Executive’s employment with the Employer and its Affiliates for reasons other than death or Disability. A Separation from Service may occur as of a specified date for purposes of the Agreement even if the Executive continues to provide some services for the Employer or its Affiliates after that date, provided that the facts and circumstances indicate that the Employer and the Executive reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which the Executive performed services for the Employer, if that is less than thirty-six (36) months). A Separation from Service will not be deemed to have occurred while the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period for which a statute or contract provides the Executive with the right to reemployment with the Employer. If the Executive’s leave exceeds six (6) months but the Executive is not entitled to reemployment under a statute or contract, the Executive incurs a Separation from Service on the next day following the expiration of such six (6) month period. In determining whether a Separation from Service occurs the Administrator shall take into account, among other things, the definition of “service recipient” and “employer” set forth in Treasury regulation §1.409A-1(h)(3). The Administrator shall have full and final authority, to determine conclusively whether a Separation from Service occurs, and the date of such Separation from Service.

1.19 “Specified Employee” means an individual that satisfies the definition of a “key employee” of the Employer as such term is defined in Code §416(i) (without regard to Code §416(i)(5)), provided that the stock of the Employer is publicly traded on an established securities market or otherwise, as defined in Code §1.897-1(m). If the Executive is a key employee at any time during the twelve (12) months ending on December 31, the Executive is a Specified Employee for the twelve (12) month period commencing on the first day of the following April.

ARTICLE 2

PAYMENT OF BENEFITS

2.1 Normal Retirement Benefit. If Separation from Service occurs at Normal Retirement Age, the Employer shall pay the Executive an annual benefit in the amount of Forty-Eight Thousand Dollars ($48,000) in lieu of any other benefit hereunder. If Separation from Service occurs after Normal Retirement Age, for each full month between Normal Retirement Age and Separation from Service, up to a maximum of twenty-four (24) months, the Bank shall increase this annual benefit by .3274%. The annual benefit will be paid for fifteen (15) years in equal monthly installments commencing the month following Separation from Service.

2.2 Early Termination Benefit. If Early Termination occurs, the Employer shall pay the Executive the annual benefit shown on Schedule A for the Plan Year ending immediately prior to Separation from Service in lieu of any other benefit hereunder. Additionally, the annual benefit shall be increased by a pro-rated amount relative to the Executive’s service during the partial Plan Year in which Separation from Service takes place. The annual benefit will be paid for fifteen (15) years in equal monthly installments commencing the month following Normal Retirement Age.

2.3 Disability Benefit. In the event the Executive suffers a Disability prior to Change in Control and Normal Retirement Age the Employer shall pay the Executive the annual benefit shown on Schedule A for the Plan Year ending immediately prior to Disability in lieu of any other benefit hereunder. Additionally, the annual benefit shall be increased by a pro-rated amount relative to the Executive’s service during the partial Plan Year in which Disability takes place. The annual benefit will be paid for fifteen (15) years in equal monthly installments commencing the month following Disability.

2.4 Change in Control Benefit. (a) If a Change in Control occurs prior to Separation from Service, Disability, Normal Retirement Age and the Executive’s death, the Employer shall pay the Executive an annual benefit in the amount of Forty-Eight Thousand Dollars ($48,000) in lieu of any other benefit hereunder. The annual benefit will be paid for fifteen (15) years in equal monthly installments commencing the month following Normal Retirement Age. (b) If a Change in Control occurs after Normal Retirement Age, but prior to Separation from Service, Disability and the Executive’s death, the Employer shall pay the Executive an annual benefit shown on Schedule A for the Plan Year ending immediately prior to Change in Control in lieu of any other benefit hereunder. Additionally, the annual benefit shall be increased by a pro-rated amount relative to the Executive’s service during the partial Plan Year in which Change in Control takes place. If Change in Control occurs after the Executive has reached age sixty-seven (67) the annual benefit shall be Fifty-One Thousand Nine Hundred Seventeen Dollars ($51,917). The annual benefit will be paid for fifteen (15) years in equal monthly installments commencing the month following Change in Control.

2.5 Death Prior to Commencement of Benefit Payments. In the event the Executive dies prior to Separation from Service, Disability and Change in Control the Employer shall pay the Beneficiary an annual benefit in the amount of Forty-Eight Thousand Dollars ($48,000) in lieu of any other benefit hereunder. If the Executive’s death occurs after Normal

Retirement Age, for each full month between Normal Retirement Age and the Executive’s death, up to a maximum of twenty-four (24) months, the Bank shall increase this annual benefit by ..3274%. If the Executive’s death occurs after the Executive has reached age sixty-seven (67) the annual benefit shall be Fifty-One Thousand Nine Hundred Seventeen Dollars ($51,917). The annual benefit will be paid for fifteen (15) years in equal monthly installments commencing the month following the Executive’s death.

2.6 Death Subsequent to Commencement of Benefit Payments. In the event the Executive dies while receiving payments, but prior to receiving all payments due and owing hereunder, the Employer shall pay the Beneficiary the same amounts at the same times as the Employer would have paid the Executive had the Executive survived.

2.7 Death Subsequent to Separation from Service or Change in Control and Prior to Normal Retirement Age. In the event the Executive dies after becoming entitled to benefits under Section 2.2 or 2.4 and prior to Normal Retirement Age the Employer shall pay the Beneficiary the same amounts for the same period as the Employer would have paid the Executive had the Executive survived but the payments shall commence the month following the Executive’s death.

2.8 Termination for Cause. If the Employer terminates the Executive’s employment for Cause, then the Executive shall not be entitled to any benefits under the terms of this Agreement.

2.9 Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at the time of Separation from Service, the provisions of this Section shall govern all distributions hereunder. Distributions which would otherwise be made to the Executive due to Separation from Service shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following Separation from Service, or if earlier, upon the Executive’s death. All subsequent distributions shall be paid as they would have had this Section not applied.

2.10 Acceleration of Payments. Except as specifically permitted herein, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with the ethics laws or conflicts of interest laws; (iv) in limited cashouts (but not in excess of the limit under Code §402(g)(1)(B)); (v) to pay employment-related taxes; or (vi) to pay any taxes that may become due at any time that the Agreement fails to meet the requirements of Code Section 409A.

2.11 Delays in Payment by Employer. A payment may be delayed to a date after the designated payment date under any of the circumstances described below, and the provision will not fail to meet the requirements of establishing a permissible payment event. The delay in the payment will not constitute a subsequent deferral election, so long as the Employer treats all payments to similarly situated Participants on a reasonably consistent basis.

(a) Payments that would violate Federal securities laws or other applicable law. A payment may be delayed where the Employer reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law provided that the payment is made at the earliest date at which the Employer reasonably anticipates that the making of the payment will not cause such violation. The making of a payment that would cause inclusion in gross income or the application of any penalty provision of the Internal Revenue Code is not treated as a violation of law.

(b) Solvency. Notwithstanding the above, a payment may be delayed where the payment would jeopardize the ability of the Employer to continue as a going concern.

2.12 Treatment of Payment as Made on Designated Payment Date. Solely for purposes of determining compliance with Code Section 409A, any payment under this Agreement made after the required payment date shall be deemed made on the required payment date provided that such payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date; (iii) if Employer cannot calculate the payment amount on account of administrative impracticality which is beyond the Executive’s control, the end of the first calendar year which payment calculation is practicable; and (iv) if Employer does not have sufficient funds to make the payment without jeopardizing the Employer’s solvency, in the first calendar year in which the Employer’s funds are sufficient to make the payment.

2.13 Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Employer and the Administrator from further liability on account thereof.

2.14 Excise Tax Limitation. Notwithstanding any provision of this Agreement to the contrary, if any benefit payment hereunder would be treated as an “excess parachute payment” under Code Section 280G, the Employer shall reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment. The Executive shall be entitled to only the reduced benefit and shall forfeit any amount over and above the reduced amount.

2.15 Changes in Form or Timing of Benefit Payments. The Employer and the Executive may, subject to the terms hereof, amend this Agreement to delay the timing or change the form of payments. Any such amendment:

(a) must take effect not less than twelve (12) months after the amendment is made;

(b) must, for benefits distributable due solely to the arrival of a specified date, or on account of Separation from Service or Change in Control, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;

(c) must, for benefits distributable due solely to the arrival of a specified date, be made not less than twelve (12) months before distribution is scheduled to begin; and

(d) may not accelerate the time or schedule of any distribution.

ARTICLE 3

BENEFICIARIES

3.1 Designation of Beneficiaries. The Executive may designate any person to receive any benefits payable under the Agreement upon the Executive’s death, and the designation may be changed from time to time by the Executive by filing a new designation. Each designation will revoke all prior designations by the Executive, shall be in the form prescribed by the Administrator, and shall be effective only when filed in writing with the Administrator during the Executive’s lifetime. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrator, executed by the Executive’s spouse and returned to the Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.

3.2 Absence of Beneficiary Designation. In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Executive, the Employer shall pay the benefit payment to the Executive’s spouse. If the spouse is not living then the Employer shall pay the benefit payment to the Executive’s living descendants per stirpes, and if there are no living descendants, to the Executive’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Executive’s personal representative, executor, or administrator.

ARTICLE 4

ADMINISTRATION

4.1 Administrator Duties. The Administrator shall be responsible for the management, operation, and administration of the Agreement. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by the Employer, Executive or Beneficiary. No provision of this Agreement shall be construed as imposing on the Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

4.2 Administrator Authority. The Administrator shall enforce this Agreement in accordance with its terms, shall be charged with the general administration of this Agreement, and shall have all powers necessary to accomplish its purposes.

4.3 Binding Effect of Decision. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Agreement.

4.4 Compensation, Expenses and Indemnity. The Administrator shall serve without compensation for services rendered hereunder. The Administrator is authorized at the expense of the Employer to employ such legal counsel and/or recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Agreement shall be paid by the Employer.

4.5 Employer Information. The Employer shall supply full and timely information to the Administrator on all matters relating to the Executive’s compensation, death, Disability or Separation from Service, and such other information as the Administrator reasonably requires.

4.6 Termination of Participation. If the Administrator determines in good faith that the Executive no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with ERISA, the Administrator shall have the right, in its sole discretion, to cease further benefit accruals hereunder.

4.7 Compliance with Code Section 409A. The Employer and the Executive intend that the Agreement comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to the Executive or Beneficiary. This Agreement shall be construed, administered and governed in a manner that affects such intent, and the Administrator shall not take any action that would be inconsistent therewith.

ARTICLE 5

CLAIMS AND REVIEW PROCEDURES

5.1 Claims Procedure. A Claimant who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows.

(a) Initiation – Written Claim. The Claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

(b) Timing of Administrator Response. The Administrator shall respond to such Claimant within forty-five (45) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional thirty (30) days by notifying the Claimant in writing, prior to the end of the initial forty-five (45) day period, that an additional period is required. The extension notice shall specifically explain the standards on which entitlement to a disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant shall be afforded at least forty-five (45) days within which to provide the specified information.

(c) Notice of Decision. If the Administrator denies all or a part of the claim, the Administrator shall notify the Claimant in writing of such denial in a culturally and linguistically appropriate manner. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a notice that the Claimant has a right to request a review of the claim denial and an explanation of the Agreement’s review procedures and the time limits applicable to such procedures; (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review, and a description of any time limit for bringing such an action; (v) for any Disability claim, a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (A) the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (B) the views of medical or vocational experts whose advice was obtained on behalf of the Employer in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; or (C) a disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration (vi) for any Disability claim, the specific internal rules, guidelines, protocols, standards or other similar criteria relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist; and (viii) for any Disability claim, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by Department of Labor Regulation Section 2560.503-1(m)(8).

5.2 Review Procedure. If the Administrator denies all or a part of the claim, the Claimant shall have the opportunity for a full and fair review by the Administrator of the denial as follows.

(a) Additional Evidence. Prior to the review of the denied claim, the Claimant shall be given, free of charge, any new or additional evidence considered, relied upon, or generated by the Administrator, or any new or additional rationale, as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided, to give the Claimant a reasonable opportunity to respond prior to that date.

(b) Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.

(c) Additional Submissions – Information Access. After such request the Claimant may submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(d) Considerations on Review. In considering the review, the Administrator shall consider all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for Disability benefits. The claim shall be reviewed by an individual or committee who did not make the initial determination that is subject of the appeal and who is not a subordinate of the individual who made the determination. Additionally, the review shall be made without deference to the initial adverse benefit determination. If the initial adverse benefit determination was based in whole or in part on a medical judgment, the Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination and will not be the subordinate of such individual. If the Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Administrator will identify such experts.

(e) Timing of Administrator Response. The Administrator shall respond in writing to such Claimant within forty-five (45) days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional forty-five (45) days by notifying the Claimant in writing, prior to the end of the initial forty-five (45) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(f) Notice of Decision. The Administrator shall notify the Claimant in writing of its decision on review. The Administrator shall write the notification in a culturally and linguistically appropriate manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a); (v) for any Disability claim, a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (A) the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (B) the views of medical or vocational experts whose advice was obtained on behalf of the Employer in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; or (C) a disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration; and (vi) for any Disability claim, the specific internal rules, guidelines, protocols, standards or other similar criteria relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist.

5.3 Exhaustion of Remedies. The Claimant must follow these claims review procedures and exhaust all administrative remedies before taking any further action with respect to a claim for benefits.

5.4 Failure to Follow Procedures. In the case of a claim for Disability benefits, if the Administrator fails to strictly adhere to all the requirements of this claims procedure with respect to a Disability claim, the Claimant is deemed to have exhausted the administrative remedies available under the Agreement, and shall be entitled to pursue any available remedies under ERISA Section 502(a) on the basis that the Administrator has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim, except where the violation was: (a) de minimis; (b) non-prejudicial; (c) attributable to good cause or matters beyond the Administrator’s control; (d) in the context of an ongoing good-faith exchange of information; and (e) not reflective of a pattern or practice of noncompliance. The Claimant may request a written explanation of the violation from the Administrator, and the Administrator must provide such explanation within ten (10) days, including a specific description of its basis, if any, for asserting that the violation should not cause the administrative remedies to be deemed exhausted. If a court rejects the Claimant’s request for immediate review on the basis that the Administrator met the standards for the exception, the claim shall be considered as re-filed on appeal upon the Administrator’s receipt of the decision of the court. Within a reasonable time after the receipt of the decision, the Administrator shall provide the claimant with notice of the resubmission.

ARTICLE 6

AMENDMENT AND TERMINATION

6.1 Agreement Amendment Generally. Except as provided in Section 6.2, this Agreement may be amended only by a written agreement signed by both the Employer and the Executive.

6.2 Amendment to Ensure Proper Characterization of Agreement. Notwithstanding anything in this Agreement to the contrary, the Agreement may be amended by the Employer at any time, if found necessary in the opinion of the Employer, (i) to ensure that the Agreement is characterized as plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA, (ii) to conform the Agreement to the requirements of any applicable law or (iii) to comply with the written instructions of the Employer’s auditors or banking regulators.

6.3 Agreement Termination Generally. Except as provided in Section 6.4, this Agreement may be terminated only by a written agreement signed by the Employer and the Executive. Such termination shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2.

6.4 Effect of Complete Termination. Notwithstanding anything to the contrary in Section 6.3, and subject to the requirements of Code Section 409A and Treasury Regulations §1.409A-3(j)(4)(ix), at certain times the Employer may completely terminate and liquidate the Agreement. In the event of such a complete termination under subsection (a) or (c) below, the Employer shall pay the Executive the Accrued Benefit. In the event of such a complete termination under subsection (b) below, the Employer shall pay the Executive one hundred fifteen percent of the present value, calculated using a four percent (4.0%) discount rate, of the benefit described in Section 2.4 hereof. In any event, such complete termination of the Agreement shall occur only under the following circumstances and conditions.

(a) Corporate Dissolution or Bankruptcy. The Employer may terminate and liquidate this Agreement within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant, provided that all benefits paid under the Agreement are included in the Executive’s gross income in the latest of: (i) the calendar year which the termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b) Change in Control. The Employer may terminate and liquidate this Agreement by taking irrevocable action to terminate and liquidate within the thirty (30) days preceding or the twelve (12) months following a Change in Control. This Agreement will then be treated as terminated only if all substantially similar arrangements sponsored by the Employer which are treated as deferred under a single plan under Treasury Regulations §1.409A-1(c)(2) are terminated and liquidated with respect to each participant who experienced the Change in Control so that the Executive and any participants in any such similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Employer takes the irrevocable action to terminate the arrangements.

(c) Discretionary Termination. The Employer may terminate and liquidate this Agreement provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Employer; (ii) all arrangements sponsored by the Employer and Affiliates that would be aggregated with any terminated arrangements under Treasury Regulations §1.409A-1(c) are terminated; (iii) no payments, other than payments that would be payable under the terms of this Agreement if the termination had not occurred, are made within twelve (12) months of the date the Employer takes the irrevocable action to terminate this Agreement; (iv) all payments are made within twenty-four (24) months following the date the Employer takes the irrevocable action to terminate and liquidate this Agreement; and (v) neither the Employer nor any of its Affiliates adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations §1.409A-1(c) if the Executive participated in both arrangements, at any time within three (3) years following the date the Employer takes the irrevocable action to terminate this Agreement.

ARTICLE 7

MISCELLANEOUS

7.1 No Effect on Other Rights. This Agreement constitutes the entire agreement between the Employer and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein. Nothing contained herein will confer upon the Executive the right to be retained in the service of the Employer nor limit the right of the Employer to discharge or otherwise deal with the Executive without regard to the existence hereof.

7.2 State Law. This Agreement and all rights hereunder shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania except to the extent preempted by the laws of the United States of America.

7.3 Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

7.4 Nonassignability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

7.5 Unsecured General Creditor Status. Payment to the Executive or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Employer and no person shall have any interest in any such asset by virtue of any provision of this Agreement. The Employer’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. In the event that the Employer purchases an insurance policy insuring the life of the Executive to recover the cost of providing benefits hereunder, neither the Executive nor the Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom.

7.6 Life Insurance. If the Employer chooses to obtain insurance on the life of the Executive in connection with its obligations under this Agreement, the Executive hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Employer or the insurance company designated by the Employer.

7.7 Unclaimed Benefits. The Executive shall keep the Employer informed of the Executive’s current address and the current address of the Beneficiary. If the location of the Executive is not made known to the Employer within three years after the date upon which any payment of any benefits may first be made, the Employer shall delay payment of the Executive’s benefit payment(s) until the location of the Executive is made known to the Employer; however, the Employer shall only be obligated to hold such benefit payment(s) for the Executive until the expiration of three (3) years. Upon expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Beneficiary. If the location of the Beneficiary is not made known to the Employer by the end of an additional two (2) month period following expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Executive’s estate. If there is no estate in existence at such time or if such fact cannot be determined by the Employer, the Executive and Beneficiary shall thereupon forfeit all rights to any benefits provided under this Agreement.

7.8 Suicide or Misstatement. No benefit shall be distributed hereunder if the Executive commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Employer denies coverage (i) for material misstatements of fact made by the Executive on an application for life insurance, or (ii) for any other reason.

7.9 Removal. Notwithstanding anything in this Agreement to the contrary, the Employer shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued pursuant to Section 8(e) of the Federal Deposit Insurance Act. Furthermore, any payments made to the Executive pursuant to this Agreement shall, if required, comply with 12 U.S.C. 1828, FDIC Regulation 12 CFR Part 359 and any other regulations or guidance promulgated thereunder.

7.10 Forfeiture Provision. The Executive shall forfeit, for the Executive and the Beneficiary, any unpaid benefits hereunder, if the Executive, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, trustee, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of three percent (3%) or less in the stock of a publicly-traded company):

(i) becomes employed by, participates in, or becomes connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Executive’s responsibilities will include providing banking or other financial services within fifty (50) miles of any office maintained by the Employer as of the date of Separation from Service;

(ii) participates in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Employer within the three (3) years immediately preceding Separation from Service;

(iii) assists, advises, or serves in any capacity with, representative or otherwise, any third party in any action against the Employer or in opposition to any transaction involving the Employer;

(iv) sells, offers to sell or provides banking or other financial services, assists any other person in selling or providing banking or other financial services, or solicits or otherwise competes for, either directly or indirectly, any orders, contracts, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Employer (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Executive or the Employer, to the knowledge of the Executive, provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services within the three (3) years immediately preceding Separation from Service;

(v) divulges, discloses, or communicates to others in any manner whatsoever, any confidential information of the Employer, to the knowledge of the Executive, including, but not limited to, the names and addresses of customers or prospective customers of the Employer, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Employer, earnings or other information concerning the Employer. The restrictions contained in this subparagraph (v) apply to all information regarding the Employer, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Executive.

Notwithstanding the foregoing, this Section 7.10 shall not apply following Change in Control.

7.11 Notice. Any notice, consent or demand required or permitted to be given to the Employer or Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the Employer’s principal business office. Any notice or filing required or permitted to be given to the Executive or Beneficiary under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive or Beneficiary, as appropriate. Any notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

7.12 Headings and Interpretation. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed part of this Agreement. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

7.13 Alternative Action. In the event it becomes impossible for the Employer or the Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Employer or Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Employer, provided that such alternative act does not violate Code Section 409A.

7.14 Coordination with Other Benefits. The benefits provided for the Executive or the Beneficiary under this Agreement are in addition to any other benefits available to the Executive under any other plan or program for employees of the Employer. This Agreement shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

7.15 Inurement. This Agreement shall be binding upon and shall inure to the benefit of the Employer, its successor and assigns, and the Executive, the Executive’s successors, heirs, executors, administrators, and the Beneficiary.

7.15 Tax Withholding. The Employer may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Employer is required by any law or regulation to withhold in connection with any benefits under the Agreement.

7.16 Responsibility for Taxes. The Executive shall be responsible for the payment of all individual tax liabilities relating to any benefits paid hereunder. The Executive acknowledges that in no event will the Employer be liable to the Executive for any taxes resulting from the Executive’s participation in the Agreement, including any additional penalty, excise or other taxes that might be imposed as a result of Code Section 409A.

7.17 Aggregation of Agreement. If the Employer offers other non-qualified deferred compensation plans in addition to this Agreement, this Agreement and those plans shall be treated as a single plan to the extent required under Code Section 409A.

IN WITNESS WHEREOF, the Executive and a representative of the Employer have executed this Agreement document as indicated below:

Executive:	Employer:

/s/ John F. Carmody	By:	/s/ Lewis J. Critelli
	Its:	President and CEO

SALARY CONTINUATION AGREEMENT

Beneficiary Designation

I, John F. Carmody, designate the following as Beneficiary under this Agreement:

Primary
_______	%
_______	%
Contingent
_______	%
_______	%

I understand that I may change this beneficiary designation by delivering a new written designation to the Administrator, which shall be effective only upon receipt by the Administrator prior to my death. I further understand that the designation will be automatically revoked if the Beneficiary predeceases me or if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Signature: _____________________ Date:_______________________

SPOUSAL CONSENT (Required only if Administrator requests and someone other than spouse is named Beneficiary)

I consent to the beneficiary designation above. I also acknowledge that if I am named Beneficiary and my marriage is subsequently dissolved, the beneficiary designation will be automatically revoked.

Spouse Name: _______________________________

Signature: _______________________________ Date:

Received by the Administrator this ___ day of ________, 2021

By:
Title:

Salary Continuation Agreement

Schedule A

John Carmody

Plan Anniversary Date: 09/30/2021						Early Termination	Normal Retirement Benefit	Disability	Change In Control Before Normal Retirement Age	Change In Control After Normal Retirement Age	Death
Normal Retirement: XX/XX/2034, Age 65
Normal Retirement Payment: Monthly for 15 Years						Amount Payable Monthly for 15 Years at Normal Retirement Age	Amount Payable Monthly for 15 Years at Separation from Service on or after Normal Retirement Age	Amount Payable Monthly for 15 Years Upon Disability	Amount Payable Monthly for 15 Years at Normal Retirement Age	Amount Payable Monthly for 15 Years upon a Change in Control	Amount Payable Monthly for 15 Years Upon Death
End of Month Values As Of	Age	Discount Rate Pre/Post		Benefit Level	Based On	Annual Benefit [1]	Annual Benefit [1]	Annual Benefit [1]	Annual Benefit 1, [2]	Annual Benefit 1, [2]	Annual Benefit 1, [2]
Mar-21	51	3.00	%/3.00%	48,000	0	0		0	48,000		0
Sep-21	52	3.00	%/3.00%	48,000	20,691	2,512		1,710	48,000		1,710
Sep-22	53	3.00	%/3.00%	48,000	57,015	6,719		4,713	48,000		4,713
Sep-23	54	3.00	%/3.00%	48,000	94,443	10,801		7,807	48,000		7,807
Sep-24	55	3.00	%/3.00%	48,000	133,009	14,762		10,995	48,000		10,995
Sep-25	56	3.00	%/3.00%	48,000	172,749	18,607		14,280	48,000		14,280
Sep-26	57	3.00	%/3.00%	48,000	213,697	22,338		17,665	48,000		17,665
Sep-27	58	3.00	%/3.00%	48,000	255,891	25,959		21,153	48,000		21,153
Sep-28	59	3.00	%/3.00%	48,000	299,368	29,473		24,747	48,000		24,747
Sep-29	60	3.00	%/3.00%	48,000	344,167	32,883		28,450	48,000		28,450
Sep-30	61	3.00	%/3.00%	48,000	390,329	36,193		32,266	48,000		32,266
Sep-31	62	3.00	%/3.00%	48,000	437,895	39,405		36,198	48,000		36,198
Sep-32	63	3.00	%/3.00%	48,000	486,908	42,522		40,249	48,000		40,249
Sep-33	64	3.00	%/3.00%	48,000	537,412	45,547		44,424	48,000		44,424
Jul-34	65	3.00	%/3.00%	48,000	580,670	48,000	48,000	48,000	48,000	48,000	48,000
Jul-35	66	3.00	%/3.00%	49,920	603,897		49,920			49,920	49,920
Jul-36	67	3.00	%/3.00%	51,917	628,053		51,917			51,917	51,917

The first line represents the plan values as of March 01, 2021.

[1]	The annual benefit amount will be distributed in 12 equal monthly payments for a total of 180 monthly payments.
[2]	Note that accounting rules may require an additional accrual at the time this benefit is triggered.

IF THERE IS A CONFLICT BETWEEN THIS SCHEDULE A AND THE AGREEMENT, THE TERMS AND PROVISIONS OF THE AGREEMENT SHALL PREVAIL. IF A TRIGGERING EVENT OCCURS, REFER TO THE AGREEMENT TO DETERMINE THE ACTUAL BENEFIT AMOUNT BASED ON THE DATE OF THE EVENT.

Salary Continuation Agreement

Schedule A

John Carmody

Plan Anniversary Date: 09/30/2021					Early Termination	Normal Retirement Benefit	Disability	Change In Control Before Normal Retirement Age	Change In Control After Normal Retirement Age	Death
Normal Retirement: XX/XX/2034, Age 65
Normal Retirement Payment: Monthly for 15 Years					Amount Payable Monthly for 15 Years at Normal Retirement Age	Amount Payable Monthly for 15 Years at Separation from Service on or after Normal Retirement Age	Amount Payable Monthly for 15 Years Upon Disability	Amount Payable Monthly for 15 Years at Normal Retirement Age	Amount Payable Monthly for 15 Years upon a Change in Control	Amount Payable Monthly for 15 Years Upon Death
End of Month Values As Of	Age	Discount Rate Pre/Post	Benefit Level	Based On	Annual Benefit [1]	Annual Benefit [1]	Annual Benefit [1]	Annual Benefit 1, [2]	Annual Benefit 1, [2]	Annual Benefit 1, [2]

NFP cannot and does not engage in the practice of law or accounting. The information provided herein is based solely on our informal, general understanding of the relevant technical issues as well as the products and plans that may be involved. This information is not intended nor should it be used as an opinion on legal, tax or accounting matters. Clients are strongly urged to seek independent accounting and/or legal counsel for advice in applying this information.

John Carmody	By

Date	Title

Date